List of Subsidiaries:


Our wholly owned subsidiaries include:

o Nanning Sonic Jet Ltd.: A venture organized under the People's Republic of China, which does business under the names Nanning Sonic Jet, LLC.

o    Sonic  Jet  Performance,   Inc.  incorporated  in  Florida,  as  Florida
     Corporation has not conducted business since September 1999.

o Dalian Sonic Jet Co., Ltd., a venture organized under the People's Republic of China is a venture that we own 45% of the equity. Since July 2000, the Dalian venture has not conducted business.